Exhibit 10.3

105 Madison Avenue, New York, NY, 10016

Tel: 212-929-5500 Fax: 212-929-0308

1875 Century Park East, Los Angeles, CA 90067

Tel: 310-284-3110 Fax: 310-306-2420

February 3, 2003

Ms. Luisa De Polo

BLADEX

P.O. Box 6-1497 El Dorado

Panama City

Republic of Panama

Dear Luisa:

This is to confirm our agreement that effective the date hereof MacKenzie Partners, Inc. (“MacKenzie Partners”) has been engaged by Banco Latinoamericano de Exportaciones, S.A. (the “Company”) as information agent for its proposed rights offering. MacKenzie Partners will perform customary services for the Company (the “Services”), including: distribution of the Company’s materials to securityholders, providing information to securityholders based on the materials, and providing such other advisory services as may be requested from time to time by the Company.

The Services shall continue until the expiration, termination or cancellation of the Services. In consideration of the Services you agree to pay MacKenzie Partners the following:

1.	The fee for the Services will be $6,500. In the event you also request us to provide any services not contemplated by this agreement, you also agree to pay us an additional amount, if any, to be mutually agreed upon based on such services provided by MacKenzie Partners, payable upon expiration, termination or cancellation of the assignment.

2.	MacKenzie Partners’s reasonable out-of-pocket expenses which shall include but not be limited to: telephone and telecopier charges; copying costs; messenger services; financial advertising; electronic news distribution; news wire service charges; transportation, meals and lodging (subject to prior approval); data processing; and mailing, postage and courier costs.

You agree that information and data which you furnish to us, whether written, oral (if furnished to us by an officer of the Company specifically for our use in connection with this engagement) or pictorial, will be true, accurate and complete in all material respects to the best of the Company’s knowledge and we are authorized to rely upon it, as well as any information or data received from third parties with your permission and on your behalf, as true, accurate and complete in all material respects. You agree to review any materials, which we prepare for you pursuant to this Agreement, and to promptly advise if, in your reasonable opinion, these materials are materially false, inaccurate or incomplete.

BLADEX

February 3, 2003

You agree to indemnify and hold us and our employees harmless against any losses, claims, damages, liabilities or expenses (including, without limitation, reasonable legal and other related fees and expenses) to which we may become subject arising from or in connection with the Services or matters which are the subject of this Agreement; provided, however, that you shall not be liable under this sentence in respect of any loss, claim, damage, liability or expense which was the result of our negligence, bad faith or willful misconduct. The Company will not be liable under this indemnity unless we give you prompt written notice of any related claim or action brought against us. At your election, you may assume the defense of any such claim or action. The provisions of this paragraph shall indefinitely survive the period of this Agreement. We agree not to settle any litigation in connection with any claim or liability with respect to which we may seek indemnification from you without your prior written consent.

We will hold in confidence and will not use or disclose to third parties information we receive from you or your agents or information developed by MacKenzie Partners based upon such information we receive, except for information which was public at the time of disclosure or becomes part of the public domain without disclosure by us.

This Agreement shall be interpreted according to and governed by the laws of the State of New York.

Please confirm that the foregoing is in accordance with your understanding by signing and returning to us the enclosed duplicate of this letter.

Sincerely,

Agreed to as of the date first written above.

MacKenzie Partners, Inc.		BLADEX

By:	/s/: Joseph P. Doherty	By:	/s/ Jaime Rivera
Joseph P. Doherty Vice President		NAME: Jaime Rivera TITLE: Chief Operating Officer